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              ASSOCIATES DEFERRED COMPENSATION PLAN

                   (Effective January 1, 1998)
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            ASSOCIATES DEFERRED COMPENSATION PLAN
                   (Effective January 1, 1998)

Article 1.  Merger, Restatement, Purpose and Duration

     1.1.  Merger of Predecessor Plans and Restatement.   Effective January
1, 1998, Associates First Capital Corporation, a Delaware corporation, hereby
(a) merges each of The Associates Corporate Annual Performance Plan, The Associates Long-Term Performance Plan, the Associates Corporation of North America Deferred Compensation Unit Plan Agreement, the Associates Corporation of North America Executive Incentive Plan and the Associates First Capital Corporation Agreement to Defer Phantom Stock Appreciation into The Associates Executive Deferred Salary Plan as set forth in this document, (b) amends and restates in its entirety The Associates Executive Deferred Salary Plan as set forth in this document, and (c) renames The Associates Executive Deferred Salary Plan as the Associates Deferred Compensation Plan.

     1.2. Purpose of the Plan. The Plan, as set forth in this document, is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and is intended to qualify as a "top hat" plan within the meaning of Department of Labor Regulation Section 2520.104-23. The Plan is also intended to link Participants' interest with the interests of stockholders of the Company by allowing certain amounts deferred under the Plan to be treated as though such amounts were invested in Class A Common Stock of the Company and to allow continued deferral of Compensation previously deferred under the merged plans described in Section 1.1.

     1.3. Duration of the Plan. The Plan shall remain in effect indefinitely, subject to the right of the Board of Directors to suspend or terminate the Plan at any time pursuant to Article 8.

Article 2.  Definitions

     2.1. General. Whenever used in the Plan, the following terms shall have the meanings set forth below, and when any such meaning is intended, the initial letter of the word shall be capitalized. Except where the context otherwise indicates, any masculine term used herein shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     2.2. "Account" means the unfunded bookkeeping record established and maintained by the Company as provided in Article 5 to reflect amounts deferred pursuant to Article 4 on behalf of a Participant. Each Account shall include any sub-accounts established for recordkeeping purposes thereunder.

     2.3. "Board" or "Board of Directors" means the board of directors of the Company.

     2.4. "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

     2.5. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     2.6. "Committee" means the committee designated pursuant to Section 7.1 to administer the Plan.

     2.7. "Company" means Associates First Capital Corporation, a Delaware corporation, and any successor thereto as provided in Section 9.7.

     2.8. "Compensation" means any amount, including without limitation base salary and bonuses, payable by the Company or any of its Subsidiaries to a Participant as remuneration for service to the Company or any Subsidiary.

     2.9. "Deemed Investment Measure" means any of the deemed investment measures selected and approved by the Committee from time to time, among which a Participant may elect to have deferred amounts deemed invested pursuant to
Article 5.

     2.10.  "Effective Date" means January 1, 1998, as provided in Section
1.1.

     2.11. "Eligible Employee" means any individual who is an active employee of the Company or any Subsidiary and who is designated by the Committee as eligible to participate in the Plan.

     2.12. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

     2.13. "Fair Market Value" means, as applicable, either (a) the closing sale price at which a Share was sold regular way on the relevant date on the principal securities exchange on which such a Share was traded on such date or, if there was no sale on the relevant date, then on the last previous date on which there was such a sale, or (b) the net asset value of a Share as quoted by the issuer on the relevant date or, if no such quote was made on the relevant date, then on the last previous date on which such a quote was made.

     2.14. "Investment Shares" means deemed shares of the Deemed Investment Measures other than the Class A Common Stock and Prime Rate investment measures.

     2.15. "Participant" means an Eligible Employee who is participating in the Plan in accordance with the provisions of Article 4 or a former Eligible Employee on whose behalf an Account is maintained under the Plan and who has not yet received payment of the total value credited to his or her Account.

     2.16.  "Plan" means the Associates Deferred Compensation Plan.

     2.17. "Prime Rate" means the rate determined as provided in operating procedures adopted by the Committee.

     2.18. "Shares" means either or both of Investment Shares or shares of the Class A Common Stock, as the context indicates.

     2.19. "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company has a direct or indirect majority voting interest (including all divisions, affiliates and related entities).

     2.20. "Valuation Date" means each December 31, the last day of each calendar quarter and such other dates as the Committee may determine.

Article 3.  Eligibility and Participation

     3.1. Eligibility. Eligibility to participate in the Plan shall be limited to those "management or highly compensated employees" (within the meaning of ERISA and the regulations thereunder) of the Company and its Subsidiaries who are designated from time to time by the Committee.

     3.2. Participation. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that any Participant may not qualify as a "management or highly compensated employee" (within the meaning of ERISA and the regulations thereunder), the Committee may determine, in its sole discretion, that such Participant shall cease to be an Eligible Employee.
Upon such determination, the Company shall make an immediate lump sum distribution to the Participant equal to the amount credited to the Participant's Account. Upon such distribution no benefit shall thereafter be payable under the Plan either to the Participant or to any beneficiary of the Participant, and all of the Participant's elections as to the time and manner of distribution of the Participant's Account shall be deemed to be canceled.

Article 4.  Deferral of Compensation

     4.1. Deferral Elections. On or before December 31 of each year, each individual selected by the Committee pursuant to Article 3 may elect to defer receipt of up to 35 percent (35%) of such individual's base salary and up to 100 percent (100%) of such individual's bonus or bonuses payable by the Company or any of its Subsidiaries to such individual for the following calendar year. Any such deferral election shall be made by giving written notice (on the appropriate form as provided by the Company) to the Company no later than December 31 of each year as to (a) the percentage or dollar amount of such individual's Compensation for the following calendar year to be deferred, and (b) the method of distribution pursuant to Article 6 desired for the deferrals. Any such deferral election shall be irrevocable as of December 31 for the following calendar year. Any such deferral election shall apply only to Compensation for the calendar year immediately following the calendar year in which the notice of deferral election is delivered to the Company. A new deferral election must be made for each subsequent calendar year in order to defer any Compensation payable for such year.

     4.2. Deferral Elections by New Participants. Notwithstanding the foregoing, any individual who was not eligible to elect to defer Compensation on or before December 31 of a calendar year, but whom the Committee on or after January 1 of the following calendar year and before October 1 of such year specifies as eligible to defer for that year, may elect to defer receipt of (a) up to 35 percent (35%) of such individual's base salary payable for the remainder of the calendar year after such new deferral election and (b) up to 100 percent (100%) of such individual's bonus or bonuses payable by the Company or any of its Subsidiaries to such individual for the calendar year in which such individual is first specified as eligible to participate in the Plan. Any such deferral election may be made within 30 days of the date such individual is first designated as eligible to defer receipt of Compensation and shall be irrevocable once made for the remainder of the calendar year in which the election is made. Any such deferral election shall otherwise comply with the requirements for deferral elections specified in Section 4.1.

Article 5.  Deferral Accounts

     5.1. Deferral Accounts. The Company or its delegee shall establish and maintain an Account for each Participant, which may be sub-divided for recordkeeping purposes. Amounts deferred on behalf of a Participant shall be credited, as of the date such amounts would otherwise have been payable to such Participant, to the Participant's Account. The value of each Participant's Account shall be adjusted for deemed earnings, gains, losses and accretions in accordance with this Article 5. Each Participant shall at all times be fully vested in his or her Account.

     5.2.  Deemed Investment of Accounts.  Amounts credited to a
Participant's Account shall be deemed to be invested among the Deemed Investment Measures as directed by the Participant pursuant to Section 5.3. Under no circumstances shall any deemed investment, whether in Investment Shares or Class A Common Stock, convey any voting or other ownership rights in Shares, represent actual Shares or, in the case of deemed investments in Class A Common Stock, give any Participant any rights as a stockholder in the Company.

     5.3. Participant Direction among Deemed Investment Measures. Each Participant may direct allocation of amounts credited to such Participant's Account to any one, or among more than one, of the Deemed Investment Measures. A Participant may direct an initial allocation or change an existing allocation by notifying the Company or its delegee in such manner as the Company may permit. A Participant's allocation, once made, shall remain in effect unless and until a change in allocation is received in accordance with the foregoing. If a Participant fails to direct allocation of any portion of the amounts credited to such Participant's Account, that undirected portion shall be allocated to the Prime Rate Deemed Investment Measure and credited with interest at the Prime Rate pursuant to Section 5.5 until such time as the Participant directs otherwise.

     5.4.  Deemed Investments other than Prime Rate.

          (a) Newly deferred amounts credited to a Participant's Account shall be deemed to be invested in the number of Shares, including fractional Shares if applicable, determined by dividing (1) the newly credited amount allocated to each Deemed Investment Measure by (2) the Fair Market Value of a Share of the Deemed Investment Measure on the day the deferred amount is credited to the Participant's Account.

          (b) The total amount credited to a Participant's Account (determined as of the most recent Valuation Date pursuant to Section 5.6), excluding any amount allocated to the Prime Rate Deemed Investment Measure, shall be deemed to be invested in the number of Shares, including fractional Shares if applicable, determined by dividing (1) the credited amount allocated to each Deemed Investment Measure by (2) the Fair Market Value of a Share of the Deemed Investment Measure on the most recent Valuation Date.

          (c) The value of dividends paid and other distributions made with respect to Investment Shares or Class A Common Stock, as applicable, shall be credited to a Participant's Account on the payment date for such dividends or other distributions based on the number of whole and fractional Shares deemed credited to such Participant's Account as of the record date for such dividends or other distributions. Cash dividend equivalents shall be deemed to be immediately reinvested in additional Shares based on the Fair Market Value of such Shares on such dividend or distribution payment date. Stock dividends, stock distributions of any class of stock other than the Shares, property dividends or property distributions shall be valued by the Committee as of the payment date thereof and be deemed immediately reinvested in additional Shares based on the Fair Market Value of such Shares on such dividend or distribution payment date.

          (d) In the event of (i) any stock dividend, stock split, combination of shares, recapitalization or other change in capital structure,
(ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing, an adjustment may be made in the number of Shares in which each Account is deemed to be invested, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to reflect such event.

     5.5. Deemed Investment at Prime Rate. Any portion of a Participant's Account allocated to the Prime Rate Deemed Investment Measure shall be credited with interest for each valuation period at the Prime Rate in effect from time to time during such valuation period, taking into account for crediting purposes any changes in the Prime Rate during the period.

     5.6. Valuation of Accounts. Each Participant's Account shall be valued as of each Valuation Date. As of each Valuation Date, each Participant's Account shall be deemed to have a value determined by (a) multiplying the number of Investment Shares and shares of Class A Common Stock deemed credited to such Account as of the Valuation Date by the Fair Market Value of such Investment Shares and Class A Common Stock, as applicable, on the Valuation Date, plus (b) the value determined as of the immediately preceding Valuation Date of the portion of such Participant's Account allocated for that valuation period to the Prime Rate Deemed Investment Measure, plus (c) crediting the portion of such Participant's Account allocated for that valuation period to the Prime Rate Deemed Investment Measure with interest at the Prime Rate in effect from time to time during the period beginning on the first day of the applicable valuation period (or, if any amount directed to be deemed invested at the Prime Rate is credited to the Participant's Account after the first day of the valuation period, beginning on the crediting date with respect to such amount) and ending on the Valuation Date, taking into account for crediting purposes any changes in the Prime Rate during the valuation period.

Article 6.  Distributions

     6.1. General. Except as otherwise provided in this Article 6, the value of a Participant's Account shall be payable in cash at such time(s) and in such amounts as the Participant may elect (on the appropriate form as provided by the Company) pursuant to this Article 6. Subject to the provisions of Section 6.8, any Participant who makes an election to defer future Compensation pursuant to Article 4 may change or revoke a previous distribution election by filing with the Company a new distribution election (on the appropriate form as provided by the Company) in conjunction with the deferral election. Any such new distribution election shall automatically revoke all prior distribution elections by such Participant; provided, however, that pursuant to Section 6.8, no distribution election may accelerate payment of any portion of the value of the Participant's Account to a current calendar year or to the immediately following calendar year, and any distribution election that would so accelerate payment shall be invalid to the extent of such attempted acceleration. Any distribution election will be effective only if it is signed by the Participant and received by the Company prior to the Participant's death. A Participant shall continue to have the right to direct allocation of the amount credited to such Participant's Account among the Deemed Investment Measures, and the value of such Participant's Account shall continue to be adjusted for deemed earnings, gains, losses and accretions, until the final distribution is made.

     6.2. Valuation of Distributions. For distribution purposes, each Participant's Account shall be valued as of the most recent Valuation Date immediately preceding the date of distribution. If and to the extent that a Participant elects installment payments, the amount of the first payment shall be a fraction of the value of such Participant's Account subject to installment payments as of the most recent Valuation Date preceding such first payment, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the remaining value of the Participant's Account subject to installment payments as of the most recent Valuation Date preceding such subsequent payment, the numerator of which is one and the denominator of which is the number of installments remaining (including the payment then being made).


     6.3. Distributions during Employment. A Participant may elect to receive distribution of the value of the Participant's Account in cash during the Participant's employment with the Company or its Subsidiaries (a)in a lump sum paid on or about the last day of such calendar month as the Participant specifies on the distribution form, (b) partially in a lump sum paid on or about the last day of a specified month, with the balance paid either in a lump sum paid on or about the last day of a different specified month or in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning on or about the last day of January, April, July or October of a specified year, or (c) in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning on or about the last day of January, April, July or October of a specified year.

     6.4. Distributions upon Termination of Employment. If a Participant terminates employment with the Company and its Subsidiaries before receiving complete distribution of the value of the Participant's Account, the Company shall distribute in cash the entire value of the Participant's Account in one lump sum within 60 days of the termination of employment, unless the Committee expressly directs otherwise. The foregoing sentence shall not apply if a Participant's termination of employment with the Company and its Subsidiaries is due to voluntary retirement under the Company's Pension Plan or due to disability (as determined under the Company's long-term disability plan as then in effect), in either of which case the value of the Participant's Account shall be distributed as provided in Section 6.5, or due to the Participant's death, in which case the value of the Participant's Account shall be distributed as provided in Section 6.6.

     6.5. Distributions upon Retirement or Disability. If a Participant's termination of employment with the Company and its Subsidiaries is due to voluntary retirement under the Company's Pension Plan or due to disability (as determined under the Company's long-term disability plan as then in effect), the value of the Participant's Account shall be distributed in cash as elected by the Participant (on the appropriate form as provided by the Company)or, if the Participant has not made an election, in one lump sum on January 31 of the calendar year (or as soon thereafter as practicable) following the calendar year in which such retirement or disability begins. The value of the Participant's Account shall be determined pursuant to Section 6.2. A Participant may elect to have the value of the Participant's Account distributed (a) in a lump sum within 30 days of the date the Participant's retirement or disability begins, (b) in a lump sum on or about January 31 of next calendar year after the calendar year in which the Participant's retirement or disability begins, (c) in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning on or about the last day of January, April, July or October of the next calendar year after the calendar year in which the Participant's retirement or disability begins, or (d) partially in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning on or about the last day of January, April, July or October of the next calendar year after the calendar year in which the Participant's retirement or disability begins, with the remaining balance of the Account payable in a lump sum on or about January 31 of the next calendar year after the calendar year in which the last installment is paid.

     6.6. Distributions upon Death. If a Participant dies before receiving complete distribution of the value of the Participant's Account, the value of the Participant's Account shall be distributed in cash as elected by the Participant (on the appropriate form as provided by the Company) or, if the Participant has not made an election, in one lump sum on January 31 of the year (or as soon thereafter as practicable) following the year of death to any beneficiary or beneficiaries designated or deemed designated by the Participant pursuant to Section 9.6. The value of the Participant's Account shall be determined pursuant to Section 6.2 as of the date of the Participant's death or as of such other date as the Committee in its sole discretion may determine. A Participant may elect to have the value of the Participant's Account distributed (a) in a lump sum within 30 days of the date of the Participant's death, (b) in a lump sum on or about January 31 of next calendar year after the calendar year in which the Participant's death occurs,
(c) in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning on or about the last day of January, April, July or October of the next calendar year after the calendar year in which the Participant's death occurs, or (d) partially in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning on or about the last day of January, April, July or October of the next calendar year after the calendar year in which the Participant's death occurs, with the remaining balance of the Account payable in a lump sum on or about January 31 of the next calendar year after the calendar year in which the last installment is paid.

     6.7. Emergency Distributions. At the written request of a Participant (or beneficiary, if after a Participant's death), the Committee, in its sole discretion, may authorize the cessation of the Participant's deferrals under the Plan, if applicable, and, if necessary, distribution of all or a portion of the value of the Participant's Account, or accelerate payment of any installments, upon a showing of unforeseeable emergency by the Participant or beneficiary. For purposes of this paragraph, "unforeseeable emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant or beneficiary and that would result in severe financial hardship to the Participant or beneficiary if accelerated distribution were not permitted. Notwithstanding the foregoing, under no circumstances shall any acceleration of distributions from the Plan be made under this Section 6.7 to the extent the unforeseeable emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, and/or (c) by cessation of deferrals under the Plan. Accelerated distribution because of an unforeseeable emergency shall be permitted only to the extent reasonably necessary to satisfy the emergency need.

     6.8. Acceleration of Distributions. In no event may a Participant elect to accelerate payment of any portion of the value of the Participant's Account to a current calendar year or to the immediately following calendar year. The Company may distribute all or any portion of the value of a Participant's Account at any time or times (a) if the Committee concludes, in its sole discretion, that events such as changes in the federal tax laws or applicable accounting principles or practices have rendered continued deferral of the value of the Participant's Account undesirable either for the Company or the Participant, or (b) in accordance with the terms of the Participant's employment agreement, if any, with the Company.

Article 7.  Administration

     7.1. Designation of Committee. The Plan shall be administered by the Company's Nonqualified Plan Committee, the members of which are appointed by the Board, unless the Board specifically appoints a different committee to administer the Plan. The Committee shall be the "administrator" under the Plan for purposes of ERISA. The Committee may from time to time delegate all or any part of its authority under the Plan; and, to the extent of any such delegation, references in the Plan (other than in Section 8.1) to the Committee are deemed to be references to such delegate.

     7.2. Authority of Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Plan, the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, without limitation, the sole and absolute discretion: (a) to interpret the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (b) to make factual findings with respect to any issue arising under the Plan; (c) to determine the rights and status under the Plan of Participants and other persons; and (d) to decide disputes arising under the Plan and to make determinations and findings (including factual findings) with respect to the benefits payable thereunder and the persons entitled thereto as may be required for the purposes of the Plan. In furtherance thereof, but without limiting the foregoing, the Committee is hereby granted the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Committee): (w) to select and approve the Deemed Investment Measures available under the Plan; (x) to resolve all questions (including factual questions) arising under the Plan as to any individual's entitlement to become a Participant; (y) to determine the amount of benefits, if any, payable with respect to any person under the Plan (including, to the extent necessary, making factual finds with respect thereto); and (z) to conduct the claims procedure specified in Section 7.4. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel
who may be counsel to the Company.   No member of the Committee shall act in
respect of his or her own Account.

     7.3. Decisions of the Committee. All determinations, interpretations, decisions or other actions made or taken by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board with respect to the Plan shall be final, conclusive and binding for all purposes and upon all persons, including without limitation the Company, its Subsidiaries, its stockholders, its employees (including Eligible Employees), Participants, and Participants' estates and beneficiaries. All decisions of the Committee shall be made by the vote of the majority, including actions in writing taken without a meeting. All elections, notices and directions under the Plan by a Participant shall be made on such forms as the Committee shall prescribe.

     7.4. Claims. The Committee shall provide to any Participant or beneficiary whose claim for benefits under the Plan has been fully or partially denied a written notice setting forth (a) the specific reasons for such denial, (b) a designation of any additional material or information required, and (c) an explanation of the Plan's claim review procedure. Such notice shall state that the Participant or beneficiary is entitled to request a review in writing, by the Committee, of the decision denying the claim. The claim shall be reviewed by the Committee who may, but need not, grant the claimant a hearing. On review, the claimant may have legal representation, examine pertinent documents and submit issues and comments in writing. The decision on review shall be made within 120 days following the request, shall be provided in writing to the claimant and shall be final and binding on all parties concerned.

Article 8.  Amendment and Termination

     8.1. Amendment and Termination. Subject to Section 8.2, the Committee may at any time, and from time to time, in its sole discretion alter or amend the Plan in whole or in part for any reason or for no reason; provided, however, that the Committee may not make any alteration or amendment that would have a material adverse effect on the Company or significantly increase the level of benefits payable under the Plan. Subject to Section 8.2, the Board may at any time, and from time to time, in its sole discretion suspend or terminate the Plan in whole or in part for any reason or for no reason.

     8.2.  Participant Accounts.  No alteration or amendment of the Plan shall, without the written consent of any affected Participant, adversely affect in any material way a Participant's rights to or interest in the value of the Participant's Account as of the date of the alteration or
amendment.   In the case of a termination of the Plan, notwithstanding any other provisions of the Plan to the contrary, the Company shall distribute the value of each Participant's Account Balance, valued as of the date of termination in accordance with Section 6.2, to such Participant in a lump sum payment of cash not later than sixty (60) days after the date of termination.

Article 9.  Miscellaneous

     9.1. No Rights to Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of any Eligible Employee, whether or not a Participant, at any time, with or without reason; nor shall anything in the Plan be deemed to create or confer upon any employee (including any Eligible Employee), whether or not a Participant, or other individual, any rights to employment of any kind or nature whatsoever for any period of time or at any particular rate of compensation, including, without limitation, any right to continue in the employ of the Company and its Subsidiaries.

     9.2. No Rights to Participation. No employee, whether or not an Eligible Employee or a Participant, or other individual shall have any right to be selected to participate in the Plan or, having been so selected, to be selected to continue to make deferrals under the Plan; nor shall anything in the Plan be deemed to create or confer upon any employee, whether or not an Eligible Employee or a Participant, or other individual any such right.

     9.3. No Assignment or Transfer. A Participant's rights and interest under the Plan may not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except pursuant to a valid designation of beneficiary pursuant to Section 9.6, and any attempted anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment shall be null and void and shall extinguish, in the Committee's discretion, the Company's obligation under the Plan to pay the portion of the value of the Participant's Account subject to such attempted anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

     9.4. Funding. The Plan shall be unfunded, both for Code purposes and for purposes of Title I of ERISA, and any amounts deferred hereunder shall be held as part of the general assets of the Company. Notwithstanding anything to the contrary indicated herein, the Company is authorized, but shall not be required, to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the value of the Accounts. The Plan shall constitute a mere promise by the Company to make payments in the future. Participants shall have no claim to any specific asset of the Company or any of its Subsidiaries and shall have the status of general unsecured creditors of the Company and its Subsidiaries with respect to any claims to benefits hereunder.

     9.5. Withholding. The Company shall have the power and the right to deduct or withhold from any amount to be paid to any Participant or beneficiary hereunder, or require such a Participant or beneficiary to remit to the Company, an amount sufficient to satisfy any federal, state and/or local taxes, domestic or foreign, required by applicable law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

     9.6. Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) who, in the event of the Participant's death prior to complete distribution of the value of the Participant's Account, shall receive payment of any portion of the value of the Participant's Account not already distributed. Any such beneficiary designation shall be made by the Participant in writing (on the appropriate form as provided by the Company) and shall automatically revoke all prior designations by such Participant. The Participant may, at any time and from time to time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is signed by the Participant and received by the Company prior to the Participant's death. If the Participant does not designate a beneficiary or all beneficiaries die prior to receiving any payment of the value of the Participant's Account, the Participant's estate shall be deemed to be the Participant's beneficiary. If a beneficiary dies after receiving at least partial payment of the value of the Participant's Account, any amounts remaining to be paid shall be paid to the beneficiary's estate.

     9.7. Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     9.8. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as though the illegal or invalid provision had not been included.

     9.9. Notices. All notices to the Company hereunder shall be directed to the attention of the Secretary of the Company and shall be deemed duly effective when hand-delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company at its principal executive offices, except that notices of changes of address shall be effective only upon receipt.

     9.10. Governing Law. To the extent not preempted by United States federal law or other comparable law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, this document is executed as of the 1st day of January, 1998.

                              ASSOCIATES FIRST CAPITAL CORPORATION


                              By:    /s/ Michael E. McGill


                              Name:   Michael E. McGill


                              Title:   Executive Vice President
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